Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-89896, 33-25244, 33-87626, 333-36188 and 333-118663 of Analysts International Corporation on Form S-8 of our reports relating to the financial statements of Analysts International Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 17, 2005, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and certain intangibles in 2002, incorporated by reference in the Annual Report on Form 10-K of Analysts International Corporation for the year ended January 1, 2005.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 17, 2005